                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 TENNECO INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                                     N/A
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                      TENNECO LOGO

                                                                   April 1, 1998

To the Shareowners of Tenneco Inc.:

     The Annual Meeting of Shareowners of the Company will be held Tuesday, May 12, 1998, at 10:30 a.m. at the Corporate Headquarters of the Company, 1275 King Street, Greenwich, Connecticut. A Notice of the meeting, a Proxy, and a Proxy Statement containing information about the matters to be acted upon are enclosed.

     Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     A record of the Company's activities for the year 1997 is contained in the Annual Report to Shareowners. We urge each shareowner who cannot attend the Annual Meeting to please assist us in preparing for the meeting by completing, executing, and returning your Proxy promptly.

                                               Very truly yours,

                                                       Dana G. Mead sig

                                                       DANA G. MEAD

                                               Chairman and Chief Executive
                                               Officer

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                      TENNECO LOGO

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREOWNERS
                                  MAY 12, 1998

     The Annual Meeting of Shareowners of Tenneco Inc. will be held at the Corporate Headquarters of the Company, 1275 King Street, Greenwich, Connecticut, on Tuesday, May 12, 1998, at 10:30 a.m., local time.

     The purposes of the meeting are:

     1. To elect four Directors for a term to expire at the 2001 Annual Meeting of Shareowners;

     2. To approve the appointment of Arthur Andersen LLP as independent public accountants for the year 1998;

     3. To act upon a shareowner proposal that may be introduced at the meeting as set forth in the accompanying Proxy Statement; and

     4. To act upon such other matters as may be properly brought before the meeting affecting the business and affairs of the Company.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of Common Stock of record at the close of business on March 20, 1998, are entitled to vote at the meeting. A list of these Shareowners will be available for inspection for 10 days preceding the meeting at the Corporate Headquarters of the Company, 1275 King Street, Greenwich, Connecticut, and will also be available for inspection at the meeting.

     Each shareowner who does not expect to attend the meeting is urged to complete, date, and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

                                            By Order of the Board of Directors

                                                      KARL A. STEWART
                                                         Secretary

Greenwich, Connecticut
April 1, 1998

TENNECO INC                                                         TENNECO LOGO

1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000

                                                                   April 1, 1998

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of the Company of Proxies to be voted at the Annual Meeting of Shareowners on May 12, 1998, for the purposes set forth in the accompanying Notice of the meeting. Holders of Common Stock of record at the close of business on March 20, 1998, will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. Shares represented by Proxies will be voted at the Annual Meeting. At March 20, 1998, there were 169,782,505 shares of Common Stock outstanding and entitled to vote. This Proxy Statement is first being mailed to Shareowners on or about April 1, 1998. Unless the context otherwise requires, references to the "Company" for periods prior to the reorganization completed in December 1996 are to the company then known as Tenneco Inc. ("Old Tenneco").

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Board of Directors presently consists of 12 members, divided into three classes. The following four nominees (Class II), each of whom currently serves as a director of the Company, are proposed to be elected at this Annual Meeting to serve for a term to expire at the 2001 Annual Meeting of Shareowners and until their successors are chosen and have qualified. Seven directors will continue to serve as set forth below. Dr. Peter T. Flawn, currently a member of the Board of Directors, will retire following the Annual Meeting in accordance with the Board's normal retirement policy. The persons named as proxy voters in the accompanying Proxy, or their substitutes, will vote for the nominees for directors, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated will be voted for at the discretion of the proxy voters. Directors are elected by the vote of a majority of the shares, present in person or by proxy, constituting a quorum at the meeting.

     Brief statements setting forth the age (at April 1, 1998), the principal occupation, employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the remaining directors appear below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
 FOR THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREOWNERS (CLASS
                                      II)

                                Larry D. Brady has been President of FMC Corporation, a
LARRY BRADY PHOTO               producer of chemicals and machinery for industry,
                                agriculture, and government, since 1993, prior to which he served in various executive capacities with that company for more than five years. He is also a director of FMC
                                Corporation and Harnischfeger Industries, Inc.

                                Mr. Brady is 55 and has been a Director of the Company since
                                January 1998 and is a member of the Compensation and
                                Benefits Committee.

--------------------------------------------------------------------------------------------
                                M. Kathryn Eickhoff has been President of Eickhoff
KATHRYN EICKHOFF PHOTO          Economics, Inc., a consulting firm, since 1987. From 1985 to
                                1987, she was Associate Director for Economic Policy for the
                                U.S. Office of Management and Budget, and prior to 1985 was
                                Executive Vice President and Treasurer of Townsend-Greenspan
                                & Co., Inc., an economic consulting firm. She is also a
                                director of AT&T Corp., Pharmacia & Upjohn, Inc., and Fleet
                                Bank, NA.

                                Ms. Eickhoff is 58, has been a Director of the Company since
                                1987, and is a member of the Executive Committee, Audit
                                Committee, and Nominating and Management Development
                                Committee. She previously served as a member of the Board of
                                Directors from 1982 until her resignation to join the Office of Management and Budget in 1985.

                                Dana G. Mead is Chairman and Chief Executive Officer of the Company and has
[Dana G. Mead photo]            served as an executive officer of the Company since April 1992, when he joined the Company as Chief Operating Officer. Prior to joining the
                                Company, Mr. Mead served as an Executive Vice President of International
                                Paper Company, a manufacturer of paper, pulp, and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Unisource Worldwide, Inc., Textron Inc., Zurich Insurance
                                Company, Zurich Life Insurance Company, Pfizer Inc., and Newport News
                                Shipbuilding Inc., a former subsidiary of the Company.

                                Mr. Mead is 62 and has been a Director of the Company since 1992. He is a member and the Chairman of the Executive Committee.

-----------------------------------------------------------------------------------------------------------
                                Roger B. Porter is Director of the Center for Business and Government at
[Roger B. Porter photo]         Harvard University and is the IBM Professor of Business and Government. Mr.
                                Porter has served on the faculty at Harvard University since 1977. Mr.
                                Porter also held senior economic policy positions in the Ford, Reagan and
                                Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of
                                Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of
                                RightCHOICE Managed Care, Inc., National Life Insurance Company, and Zions
                                Bancorporation.

                                Mr. Porter is 51 and has been a Director of the Company since January 1998 and is a member of the Audit Committee.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
      TERM EXPIRING AT THE 1999 ANNUAL MEETING OF SHAREOWNERS (CLASS III)

                                Henry U. Harris, Jr., since 1992, has been Vice Chairman
HENRY U. HARRIS JR. PHOTO       Emeritus of Smith Barney Inc., an investment banking firm, and for more than five years prior to which he served as an executive officer of that firm.

                                Mr. Harris is 71 and has been a Director of the Company
                                since 1968. He is a member of the Executive Committee, the
                                Audit Committee, and the Nominating and Management
                                Development Committee.

--------------------------------------------------------------------------------------------
                                Sir David Plastow is Chairman of the Medical Research
SIR DAVID PLASTOW PHOTO         Council, which promotes and supports research and
                                post-graduate training in the biomedical and other sciences.
                                He served as Chairman of Inchcape plc, a multi-national
                                marketing and distribution company, from June 1992 to
                                December 1995 and Chairman and Chief Executive Officer of
                                Vickers plc, an engineering and manufacturing company
                                headquartered in London, from January 1987 to May 1992. He is also a director of Lloyds TSB Group plc and FT Everard &
                                Sons Limited.

                                Sir David Plastow is 65 and has been a Director of the
                                Company since May 1996, and previously served as a member of the Board of Directors from 1985 until 1992. He is a member of the Compensation and Benefits Committee and the
                                Nominating and Management Development Committee.

                                Clifton R. Wharton, Jr., served as Chairman and Chief Executive Officer of
CLIFTON R. WHARTON JR. PHOTO    Teachers Insurance and Annuity Association and the College Retirement
                                Equities Fund from 1987 to 1993 and as Deputy Secretary of State, U.S.
                                Department of State, from January to November 1993. From 1978 to 1987, he served as Chancellor of the State University of New York System. From 1970
                                to 1978, Dr. Wharton served as President of Michigan State University.
                                Prior to 1970 he spent 22 years working in foreign economic and agricultural development in Latin America and Southeast Asia for the
                                Rockefeller family philanthropic interests. He is also a director of the
                                TIAA Board of Overseers, the New York Stock Exchange, Inc., and Harcourt
                                General, Inc.

                                Dr. Wharton is 71 and has been a Director of the Company since 1994. He is a member and the Chairman of the Compensation and Benefits Committee.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
       TERM EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREOWNERS (CLASS I)

                                Mark Andrews has been Chairman of Andrews Associates, Inc.,
MARK ANDREWS PHOTO              a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a
                                Director of Union Storage Co.

                                Mr. Andrews is 71 and has been a Director of the Company
                                since 1987. He is a member of the Compensation and Benefits
                                Committee and the Nominating and Management Development
                                Committee.

                                W. Michael Blumenthal was a senior advisor to Lazard Freres & Co. L.L.C.,
W. Michael Blumenthal photo     an investment banking firm, from 1995 through 1996 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time he was Chairman of Unisys Corporation, a manufacturer of business information systems, and had been an executive officer of that company for more than five years. Mr. Blumenthal also served as U.S. Secretary of the
                                Treasury from 1977 to 1979. He is also a director of Daimler-Benz
                                InterServices (debis) AG.

                                Mr. Blumenthal is 72 and has been a Director of the Company since 1985. He is a member and the Chairman of the Nominating and Management Development
                                Committee.

-----------------------------------------------------------------------------------------------------------

Belton K. Johnson photo         Belton K. Johnson is engaged in investments and has pursued such interests for more than five years.

                                Mr. Johnson is 68 and has been a Director of the Company since 1979. He is a member of the Executive Committee and the Compensation and Benefits
                                Committee.

-----------------------------------------------------------------------------------------------------------
William L. Weiss photo          William L. Weiss has been Chairman Emeritus of Ameritech Corporation, a telecommunications and information services company, since 1994, formerly serving as Chairman and Chief Executive Officer of that company for more than ten years. Mr. Weiss is a director of Abbott Laboratories, Inc.,
                                Merrill Lynch & Co., Inc., and The Quaker Oats Company.

                                Mr. Weiss is 68 and has been a Director of the Company since 1994. He is a member of the Audit Committee.

STOCK OWNERSHIP

                                   MANAGEMENT

     The following table sets forth, at January 31, 1998, the number of shares of Common Stock of the Company beneficially owned by (i) each director or nominee for director, (ii) each of the executive officers whose names are set forth on the Summary Compensation Table at page 11, and (iii) all executive officers, directors, and nominees for director as a group. The table also shows
(i) the Common Stock Equivalents held by directors and Mr. Mead under the Stock Ownership Plan and Deferred Compensation Plans, and (ii) the total number of shares of Common Stock and Common Stock Equivalents.

                                                   SHARES
                                                  OF COMMON         COMMON           TOTAL
                                                 STOCK OWNED        STOCK         SHARES AND
DIRECTORS                                         (1)(2)(3)     EQUIVALENTS(4)    EQUIVALENTS
---------                                        -----------    --------------    -----------
Mark Andrews...................................      11,677            755            12,432
W. Michael Blumenthal..........................      10,496            755            11,251
Larry D. Brady.................................          --            875               875
M. Kathryn Eickhoff............................       7,382            755             8,137
Peter T. Flawn.................................       4,150            755             4,905
Henry U. Harris, Jr............................      11,827            755            12,582
Belton K. Johnson..............................      11,939            755            12,694
Dana G. Mead...................................     622,820         42,417           665,237(5)
Sir David Plastow..............................       2,400          1,115             3,515
Roger B. Porter................................          --            875               875
William L. Weiss...............................       4,165            755             4,920
Clifton R. Wharton, Jr.........................       4,930            755             5,685
EXECUTIVE OFFICERS
-----------------------------------------------
Paul T. Stecko.................................     138,250             --           138,250
Theodore R. Tetzlaff...........................     131,877             --           131,877
Stacy S. Dick..................................     108,290             --           108,290
Robert T. Blakely..............................     126,976             --           126,976
All executive officers and directors or
  nominees as a group(6).......................   1,362,937         51,322         1,414,259

------------
(1) Each director or nominee and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (2) below) as set forth in this column, except for (i) restricted shares that are held in trust for each director and executive officer under the Company's Stock Ownership Plan, and

                                             (Notes continued on following page)

    (ii) shares that executive officers of the Company have the right to acquire pursuant to the Company's Stock Ownership Plan.

(2) Includes: (i) restricted shares held in trust under the Company's Stock Ownership Plan; at January 31, 1998, Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely held 21,025; 15,000; 15,645; 5,535; and 4,425 restricted shares, respectively, under the Company's Stock Ownership Plan, and Ms. Eickhoff and Messrs. Andrews, Blumenthal, Flawn, Harris, Johnson, Weiss, and Wharton held 3,623; 6,207; 6,843; 300; 300; 5,828; 2,315; and 2,580 restricted shares, respectively, under the Company's Stock Ownership Plan; and (ii) shares that are subject to options, which were granted under the Stock Ownership Plan and are exercisable at January 31, 1998, or within 60 days of said date, for Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely, to purchase 519,434; 100,002; 78,262; 72,845; and 73,330 shares, respectively.

(3) Less than one percent of the outstanding shares of the Company's Common
    Stock.

(4) Common Stock Equivalents are distributed in shares of Common Stock of the Company after a director ceases to serve as a director of the Company or upon retirement of the officer, as applicable. For more information on Common Stock Equivalents, see "Common Stock Equivalents/Options" on page 19.

(5) Since 1994, Mr. Mead has deferred a total of $1.1 million of cash incentive compensation into Common Stock equivalent units under the Company's Deferred Compensation Plan.

(6) Includes 959,857 shares that are subject to options that are exercisable within 60 days of January 31, 1998, by all executive officers and directors of the Company as a group, and includes 89,626 restricted shares that are held in trust under the Company's Stock Ownership Plan, for all executive officers and directors of the Company as a group.

                              CERTAIN SHAREOWNERS

     The following table sets forth, as of March 20, 1998, the name, address, and Common Stock ownership for each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock (the only class of voting securities outstanding).

                 NAME AND ADDRESS                     SHARES OF COMMON    PERCENT OF COMMON
              OF BENEFICIAL OWNER(1)                   STOCK OWNED(1)     STOCK OUTSTANDING
              ----------------------                  ----------------    -----------------
Barrow, Hanley, Mewhinney.........................       18,289,000(2)        10.7%(2)
  & Strauss, Inc.
  One McKinney Plaza
  3232 McKinney Avenue
  15th Floor
  Dallas, Texas 75204-2429
Oppenheimer Capital...............................       11,455,105(3)         6.7%(3)
  Oppenheimer Tower
  World Financial Center
  New York, New York 10281

------------
(1) The foregoing information is based on information contained in filings made with the Securities and Exchange Commission.

(2) Barrow, Hanley, Mewhinney & Strauss, Inc. has indicated that it has sole voting power over 3,683,510 shares, shared voting power over 14,605,490 shares, and sole dispositive power over 18,289,000 shares.

(3) Oppenheimer Capital, a Delaware general partnership, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and, as a result of its role as investment adviser, Oppenheimer Capital may be deemed to be the beneficial owner of Common Stock of the Company. Oppenheimer Capital has the sole power to dispose of the shares and to vote the shares under its written guidelines established by its Management Board.

THE BOARD OF DIRECTORS

     The Board of Directors of the Company is currently composed of 12 members, consisting of 11 members who are not officers of the Company (the "Outside Directors") and 1 member who is an officer of the Company (the "Inside Director"). With the retirement of Dr. Flawn in May of this year, the Board will be composed of 10 Outside Directors and 1 Inside Director. The Board of Directors believes that the Company's ratio of Outside Directors to Inside Directors represents a commitment to the independence of the Board, and a focus on matters of importance to its shareowners. In addition, on an ad hoc basis, the Board has designated, and from time to time will designate, an Outside Director as the "lead" director with respect to special matters or discussions affecting the Company.

     During 1997 the Board of Directors held ten meetings. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served.

     There are four standing committees of the Board of Directors, which have the following described responsibilities and authority.

     The Audit Committee, comprised solely of Outside Directors, has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and the independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process, and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies. Five meetings of the Audit Committee were held in 1997.

     The Compensation and Benefits Committee, comprised solely of Outside Directors, has the responsibility, among other things, to (i) establish the salary rate of officers and employees of the Company and its subsidiaries, (ii) examine periodically the compensation structure of the Company, and (iii) supervise the welfare and pension plans and compensation plans of the Company. Five meetings of the Compensation and Benefits Committee were held in 1997.

     The Nominating and Management Development Committee, comprised solely of Outside Directors, has the significant corporate governance responsibilities, among other things, to (i) review and determine the desirable balance of experience, qualifications and expertise among members of the Board, (ii) review possible candidates for members of the Board of Directors and recommend a slate of nominees for election as directors at the Company's annual shareowners' meeting, (iii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees, and (iv) review the qualifications and recommend candidates for election as officers of the Company. Three meetings of the Nominating and Management Development Committee were held in 1997.

     The Executive Committee, composed of 4 Outside Directors and the Inside Director, has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. No meetings of the Executive Committee were held in 1997.

     A shareowner of the Company may nominate persons for election to the Board of the Company if the shareowner submits such nomination, together with certain related information required by the Company's By-Laws, in writing to the Secretary of the Company not less than 50 days nor more than 75 days prior to the date of any annual meeting of shareowners.

EXECUTIVE COMPENSATION

     The following table sets forth the remuneration paid by the Company (i) to the Chairman of the Board and Chief Executive Officer, and (ii) to each of the four most highly compensated key executive officers of the Company, other than the Chairman of the Board and Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated. The table shows amounts earned by such persons in all capacities in which they served and includes compensation paid or accrued by Old Tenneco or by subsidiaries of Old Tenneco (including the Company and certain subsidiaries of the Company) prior to the reorganization completed in December 1996.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                 ------------------------------------------   ------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                              -----------------------   ----------
                                                                   OTHER                                LONG-TERM
                                                                   ANNUAL     RESTRICTED                INCENTIVE    ALL OTHER
                                                                  COMPEN-       STOCK                      PLAN       COMPEN-
  NAME AND PRINCIPAL POSITION    YEAR   SALARY(1)     BONUS      SATION(3)    AWARDS(4)    OPTIONS(5)   PAYOUTS(6)   SATION(7)
  ---------------------------    ----   ---------     -----      ---------    ----------   ----------   ----------   ---------
Dana G. Mead                     1997   $1,012,638      --(2)    $  332,874    $950,078(9)   192,000       --        $ 39,251
Chairman and Chief               1996   $  990,375   $900,000    $  815,217      --          213,000    $2,500,000   $153,256
 Executive Officer               1995   $  957,375   $800,000    $  310,436      --          100,000       --        $149,972

Paul T. Stecko                   1997   $  531,767   $550,000    $   90,539    $604,650       94,509       --        $  8,708
Chief Operating                  1996   $  426,258   $450,000    $   32,400      --          120,000    $1,200,000   $ 32,767
 Officer(8)                      1995   $  381,546   $300,000    $   21,027      --           24,000       --        $ 31,975

Theodore R. Tetzlaff             1997   $  400,000   $600,000(9) $   69,394    $250,116(9)    46,700       --           --
General Counsel                  1996   $  400,000   $350,000    $   28,350      --           93,300    $1,050,000   $ 25,782
                                 1995   $  400,000   $350,000    $   14,400      --           18,000       --           --

Stacy S. Dick                    1997   $  433,317   $530,000(9) $1,008,909    $250,116(9)    46,700       --        $ 11,366
Executive Vice President         1996   $  412,833   $280,000    $  414,164      --           93,300    $1,050,000   $ 43,178
                                 1995   $  377,737   $280,000    $   32,473      --           14,000       --        $ 31,433

Robert T. Blakely                1997   $  441,940   $480,000(9) $  577,513    $199,957(9)    40,000       --        $ 14,693
Executive Vice President         1996   $  433,300   $250,000    $  404,015      --           80,000    $ 900,000    $ 62,308
 and Chief Financial Officer     1995   $  422,760   $230,000    $   18,838      --           16,000       --        $ 44,571

------------
(1) Includes base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan.
(2) No cash bonus was paid to Mr. Mead in 1997. Mr. Mead elected to receive, in lieu of a cash bonus, options to purchase the Company's Common Stock. See "Option Grants in 1997" on page 14.
(3) Includes amounts attributable to (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company owned property, membership dues, assistance

                                             (Notes continued on following page)
    provided to such persons with regard to financial, tax and estate planning, and relocation expenses, (ii) reimbursement for taxes, and (iii) amounts paid as dividend equivalents on performance share equivalent units under the Company's Stock Ownership Plan ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by the Company, reimbursement for taxes, and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1997: $119,398 in relocation expenses, $60,994 for use of Company owned property, $52,965 for reimbursement for taxes, and $38,400 in Dividend Equivalents paid to Mr. Mead; $40,000 perquisite allowance, $18,841 for financial planning services, and $24,000 in Dividend Equivalents for Mr. Stecko; $40,000 perquisite allowance and $16,800 in Dividend Equivalents for Mr. Tetzlaff; $506,090 in relocation expenses, $348,978 for reimbursement for taxes, and $16,800 in Dividend Equivalents paid to Mr. Dick; and $280,665 in relocation expenses, $194,510 in reimbursement for taxes, and $14,400 in Dividend Equivalents paid to Mr. Blakely. During 1996: $378,755 in relocation expenses, $247,105 for reimbursement for taxes, and $67,500 in Dividend Equivalents paid to Mr. Mead; $32,400 and $28,350 in Dividend Equivalents for Messrs. Stecko and Tetzlaff, respectively; $68,652 for use of Company owned property, $165,499 in relocation expenses, $134,447 for reimbursement for taxes, and $28,350 in Dividend Equivalents paid to Mr. Dick; and $257,407 in relocation expenses, $66,356 in reimbursement for taxes, and $24,300 in Dividend Equivalents paid to Mr. Blakely. During 1995: $137,552 for use of Tenneco owned property, $96,605 for reimbursement for taxes, and $40,000 in Dividend Equivalents paid to Mr. Mead; $1,827, $18,073, and $4,438 for reimbursement for taxes and $19,200, $14,400, and $14,400 in Dividend Equivalents for Messrs. Stecko, Dick, and Blakely, respectively; and $14,400 in Dividend Equivalents paid to Mr. Tetzlaff.

(4) Includes the dollar value of grants of restricted stock made pursuant to the Company's Stock Ownership Plan based on the price of the Company's Common Stock on the date of grant. At December 31, 1997, Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely held 53,025; 35,000; 19,535; 19,535; and 16,425 restricted shares and/or performance share equivalent units, respectively, under such plan. The value at December 31, 1997 (based on a per share/equivalent unit price of $39.50 on that date) of all restricted shares/performance units held was $2,094,488 for Mr. Mead; $1,382,500 for Mr. Stecko; $771,633 for Mr. Tetzlaff; $771,633 for Mr. Dick; and $648,788 for Mr. Blakely. Dividends/Dividend Equivalents will be paid on the restricted shares/performance share equivalent units held by each individual.

(5) In 1997, Mr. Mead elected to receive options to purchase shares of the Company's Common Stock in lieu of a cash bonus, and accordingly options for 85,000 shares were granted to Mr. Mead. Mr. Stecko received 14,509 reload options in connection with the exercise of stock options during 1997. The remaining number of options granted in 1997 to

                                             (Notes continued on following page)

    Messrs. Mead and Stecko, together with all options awarded to Messrs. Tetzlaff, Dick, and Blakely represent the final one-third of a three-year award. See "Option Grants in 1997" on page 14 for additional information concerning option grants in 1997. For 1996 the number of options does not include options previously granted by Old Tenneco (the "Previously Granted Options") and converted (the "Converted Options") into options to purchase shares of the Company's Common Stock. For 1995 the number of options reflects unconverted Previously Granted Options.

(6) For 1996 the amounts attributed to LTIP Payouts represent the value of performance share equivalent units for Old Tenneco that were vested and distributed as shares of Old Tenneco common stock on November 1, 1996, pursuant to the reorganization. The value stated is the average of the high and low trading prices of a share of Old Tenneco common stock on November 1, 1996, the date the performance restrictions were removed. Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely received 50,000; 24,000; 21,000; 21,000; and 18,000 shares of Old Tenneco common stock, respectively, as a result of the reorganization (of such amount, certain shares were acquired by the Company in satisfaction of tax obligations and the remainder of such shares, now Common Stock of the Company, are held by the named individual). Under current guidelines for stock ownership, Mr. Mead is required to own shares of the Company's Common Stock equal to seven times his salary; and Messrs. Stecko, Tetzlaff, Dick, and Blakely are required to own shares equal to four times their respective salaries.

(7) Includes amounts attributable during 1997 to benefit plans of the Company as follows:

     (a) The amounts contributed pursuant to the Thrift Plan for the accounts of Messrs. Mead, Stecko, Dick, and Blakely were $5,937; $4,749; $5,937; and $9,500, respectively.

     (b) The dollar values paid by the Company for insurance premiums under the Company's group life insurance plan for Messrs. Mead, Stecko, Dick, and Blakely were $33,314; $3,959; $5,429; and $5,193, respectively.

(8) Mr. Stecko was elected as Chief Operating Officer of the Company on January 21, 1997, and prior to such time served as President and Chief Executive Officer of Tenneco Packaging Inc., holding such office since December 1993. With his appointment as Chief Operating Officer of the Company, the packaging and automotive parts businesses of the Company report to Mr. Stecko.

(9) Includes a special one-time award of 21,025 restricted shares to Mr. Mead; $250,000 and 5,535 restricted shares to Messrs. Tetzlaff and Dick; and $200,000 and 4,425 restricted shares to Mr. Blakely, to reflect their significant contributions related to the successful completion of Tenneco's restructuring.

                            ------------------------

                             OPTION GRANTS IN 1997

     The following table sets forth the number of stock options that were granted by the Company during 1997 to the persons named in the Summary Compensation Table.

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------
                                    % OF TOTAL
                         OPTIONS     OPTIONS
                         GRANTED    GRANTED TO
                         (NO. OF    EMPLOYEES    EXERCISE OR
                         SHARES)    IN FISCAL     BASE PRICE    EXPIRATION     GRANT DATE
         NAME              (1)         YEAR      PER SHARE(2)      DATE     PRESENT VALUE(3)
         ----            -------    ----------   ------------   ----------  ----------------
Dana G. Mead...........   85,000(4)    3.0%         $44.31      12/2/2017      $1,211,250
                         107,000(5)    3.8%         $40.06       5/1/2017      $1,507,630
Paul T. Stecko.........   14,509(6)    0.5%         $47.28      1/10/2005      $  133,483
                          80,000(5)    2.8%         $40.06       5/1/2017      $1,127,200
Theodore R. Tetzlaff...   46,700(5)    1.7%         $40.06       5/1/2017      $  658,003
Stacy S. Dick..........   46,700(5)    1.7%         $40.06       5/1/2017      $  658,003
Robert T. Blakely......   40,000(5)    1.4%         $40.06       5/1/2017      $  563,600

------------
(1) The options reported in this column and in the Summary Compensation Table consist of Non-Qualified Options granted under the Company's Stock Ownership Plan. The options become fully exercisable on the fourth anniversary of the grant, subject, however, to partial earlier vesting in increments of one third in the event that certain stock price performance objectives are achieved prior to the fourth anniversary of the grant. In July 1997, the stock price performance objectives were satisfied with respect to the options described in note (5) below and one third of such options became exercisable. The options provide that a grantee who delivers shares of Common Stock to pay the option exercise price will be granted, upon such delivery and without further action by the Company, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from that date and expire coincident with the options they replace. Grantees are limited to 10 reload options and the automatic grant of such reload options is limited to twice during any one calendar year.

(2) All options were granted at 100% of the fair market value on the date of grant.

(3) The Black-Scholes model was used to determine the grant date present value of the stock options. This method requires the use of certain assumptions that affect the value of the option. The assumptions used in this model are the volatility of the Company's stock price,
                                             (Notes continued on following page)
     an estimate of the risk-free interest rate, and expected dividend rate. For purposes of this model the following assumptions were used:

  EXPIRATION                 RISK FREE       EXPECTED
     DATE     VOLATILITY   INTEREST RATE   DIVIDEND RATE   OPTION LIFE(1/2)
  ----------  ----------   -------------   -------------   -----------------
   5/1/2017     28.19%         6.73%           2.98%        10 Years
  12/2/2017     25.54%         5.89%           2.72%        10 Years
  1/10/2005     21.65%         6.06%           2.55%        3.5 Years

    No adjustments were made for risk of forfeiture of the stock options. This model assumed that the 20 year options are exercised on the tenth anniversary and that the seven year option is exercised at 3 1/2 years. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

(4) Mr. Mead elected to receive options to purchase shares of the Company's Common Stock in lieu of a 1997 cash bonus, and accordingly options to purchase 85,000 shares were granted to Mr. Mead. The share price would have to exceed $52.84 (or an increase of approximately 20% from the option price) for Mr. Mead's options to approximate the value of the forgone cash bonus.

(5) Represents options granted in May 1997 as the final one-third of a three-year award.

(6) Represents reload options described in footnote (1) above.

               OPTIONS EXERCISED IN 1997 AND 1997 YEAR-END VALUES

     The following table sets forth information concerning options exercised during 1997 and options held at December 31, 1997, by the persons named in the Summary Compensation Table.

                                                 TOTAL NO. OF UNEXERCISED        VALUE OF UNEXERCISED
                       SHARES OF                      OPTIONS HELD AT          IN-THE-MONEY OPTIONS HELD
                      COMMON STOCK                   DECEMBER 31, 1997           AT DECEMBER 31, 1997
                      ACQUIRED ON     VALUE     ---------------------------   ---------------------------
        NAME            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----          ------------   --------   -----------   -------------   -----------   -------------
Dana G. Mead.........    --             --        383,995        601,514       $199,008        $99,490
Paul T. Stecko.......   16,784*      $192,317      60,726        228,088         --            $23,879
Theodore R.
  Tetzlaff...........    --             --         59,687        154,617       $ 35,819        $17,910
Stacy S. Dick........    --             --         53,883        156,939       $ 27,859        $13,930
Robert T. Blakely....    --             --         55,529        136,076       $ 31,839        $15,920

------------
* Represents the actual number of shares received after payment of applicable taxes.

                           LONG-TERM INCENTIVE PLANS
          PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

     The following table sets forth information concerning performance based awards made during 1997 to the persons named in the Summary Compensation Table.

                                            PERFORMANCE OR
                             NUMBER OF       OTHER PERIOD         ESTIMATED FUTURE PAYOUTS UNDER
                           SHARES, UNITS        UNTIL             NON-STOCK PRICE BASED PLANS(1)
                             OR OTHER       MATURATION OR     ---------------------------------------
         NAME              RIGHTS(1)(2)       PAYOUT(3)       THRESHOLD(4)    TARGET(4)    MAXIMUM(4)
         ----              -------------    --------------    ------------    ---------    ----------
Dana G. Mead...........       32,000           4 Years            25%           100%          150%
Paul T. Stecko.........       20,000           4 Years            25%           100%          150%
Theodore R. Tetzlaff...       14,000           4 Years            25%           100%          150%
Stacy S. Dick..........       14,000           4 Years            25%           100%          150%
Robert T. Blakely......       12,000           4 Years            25%           100%          150%

------------
(1) In January 1997, the persons named in the Summary Compensation Table were awarded performance share equivalent units under the Stock Ownership Plan. Estimated Future Payouts are based on achievement of specified goals based on Economic Value Added (EVA(R), a registered trademark of Stern Stewart & Co.), which is defined as after-tax operating profit minus the actual cost of capital. During 1997, EVA(R) improved more than $150,000,000 over 1996 levels which represents achievement of 37.5% of the four-year performance goal applicable to the award. Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely each were provisionally credited with 150% of their performance goal for 1997, and 12,000; 7,500; 5,250; 5,250; and 4,500 shares were credited to their respective Plan accounts, subject to adjustment, for payout at the end of the performance cycle. The performance targets may be adjusted by the Compensation and Benefits Committee of the Board of Directors to reflect the effects of any corporate restructurings to the extent allowed by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations applicable thereto.

(2) Each performance share equivalent unit represents one share of the Company's Common Stock. The number of performance share equivalent units listed in this column represents the target number of performance share equivalent units that may be earned under the award.

(3) Generally, performance share equivalent units are earned at a rate of 25% per year based on achievement of annual EVA(R) goals; however, a provisional credit of 37.5% of shares, or 150% of the performance goal, was credited for 1997 due to EVA(R) improvement in excess of the performance goal.
                                             (Notes continued on following page)

(4) Represents maximum performance share equivalent units earned where the goals achieved are consistently within the indicated performance range on an individual year and accumulated four-year basis. The final performance equivalent units earned will be based on the higher of performance share equivalent units earned on an individual year basis or performance share equivalent units earned on an accumulated four-year basis.

                               PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement to persons in specified remuneration and years of credited participation classifications.

                    YEARS OF CREDITED PARTICIPATION
              -------------------------------------------
REMUNERATION     15         20         25          30
------------  --------   --------   --------   ----------
    $600,000  $141,400   $188,600   $235,700   $  282,900
     700,000   165,000    220,000    275,000      330,000
     800,000   188,600    251,400    314,300      377,100
     900,000   212,100    282,900    353,600      424,300
   1,000,000   235,700    314,300    392,900      471,400
   1,200,000   282,900    377,100    471,400      565,700
   1,400,000   330,000    440,000    550,000      660,000
   1,600,000   377,100    502,900    628,600      754,300
   1,800,000   424,300    565,700    707,100      848,600
   2,000,000   471,400    628,600    785,700      942,900
   2,200,000   518,600    691,400    864,300    1,037,100

------------
NOTES:
 1. The benefits set forth above are computed as a straight life annuity and are based on years of credited participation and the employee's average compensation (salary and bonus); such benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Messrs. Mead, Stecko, Dick, and Blakely are 21, 4, 10, and 16, respectively (see the "Summary Compensation Table" on page 11 for salary and bonus information for Messrs. Mead, Stecko, Dick, and Blakely).

 2. Mr. Mead is entitled to the greater of benefits determined as described above or under an alternative formula designed to replicate the plans maintained by a former employer. Pursuant to the employment agreement with Mr. Stecko described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", the Company has agreed that his total pension payments from the plans of the Company and his former employer will at least equal the amount he would have received had he continued to be covered under the pension plan maintained by his former employer.

                                             (Notes continued on following page)

 3. The Company provides Mr. Tetzlaff with an individual pension benefit. It is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits of $100,000 per year beginning in 1998, $200,000 per year beginning in 2003, and $300,000 per year beginning in 2008 (see the "Summary Compensation Table" on page 11 for salary and bonus information for Mr. Tetzlaff).

                            ------------------------

COMPENSATION OF DIRECTORS

     FEE RESTRUCTURING. In January 1998, the Board of Directors made substantial changes to the compensation and fee structure for Outside Directors. The purpose of these changes is to more closely align the interests of the Outside Directors with those of the Company's shareowners generally. The Board restructured the prior cash and restricted stock compensation program with the following mix of stock based securities which are tied more closely to the performance of the Company's common stock:

     - Paying 60% of the Outside Directors' retainer fee in stock-settled stock equivalent units (as described below);

     - Granting Directors annual options to purchase the Company's Common Stock, with the number of options granted annually being adjusted to reflect changes in the market price of the Company's Common Stock.

     - Adopting an Outside Directors' Deferred Compensation Plan that offers cash or stock-settled stock equivalent unit investment options.

     In 1996, the Board also eliminated the Outside Directors' Retirement Plan.

     COMPENSATION UNDER NEW FEE STRUCTURE. Under the new structure each Outside Director is paid a retainer fee of $47,000 per annum for service on the Board of Directors. Beginning in 1998, 60% ($28,200) of the fee is paid in the form of stock-settled Common Stock Equivalents (the "Directors' Stock Equivalents") and 40% ($18,800) is paid in cash. Outside Directors also receive cash attendance fees and committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors. Outside Directors receive $1,500 for each meeting of the Board of Directors attended, and each Outside Director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees is paid a fee of $7,000 per Chairmanship. Outside Directors who serve as members of such committees are paid $4,000 per committee membership. Members of the Executive Committee receive $1,500 plus expenses for each meeting of that committee attended.

     COMMON STOCK EQUIVALENTS/OPTIONS. For 1998, in payment of 60% of the retainer fee, each Outside Director received approximately 755 Directors' Stock Equivalents, with applicable dividend equivalents being reinvested as additional Common Stock Equivalents. Directors' Stock Equivalents are payable in shares of the Company's Common Stock after an Outside Director ceases to serve as a Director of the Company. Final distribution of such shares may be made either in a lump sum or in installments over a period of years. The Directors' Stock Equivalents are issued at 100% of the fair market value on the date of the grant. Each Outside Director receives an annual grant of options ("Directors Options") to purchase shares of the Company's Common Stock as additional incentive compensation for service on the Board of Directors. Beginning with the grants made in January 1998 to purchase 1,000 shares of the Company's Common Stock, the annual grant of Directors Options will be adjusted to reflect changes in the market value of shares of the Company's Common Stock. Directors Options are granted at 100% of fair market value on the day the option is granted with a term of ten years and fully vest six months from the grant date. Once vested, the Directors Options are exercisable at any time during the option term.

     DIRECTORS' DEFERRED COMPENSATION PLAN. The Company has a voluntary deferred compensation plan for Outside Directors. Pursuant to the plan, an Outside Director may elect, prior to the commencement of the next calendar year, to have up to 40% ($18,800) of his or her retainer fee and all or a portion of his or her meeting fees credited to a deferred compensation account. Payment of deferred fees, together with interest and/or earnings, may be deferred until the earliest of (i) the year next following the date upon which he or she ceases to be a director of the Company, or (ii) the year selected by the director for commencement of payment of the deferred amount. The plan provides Outside Directors with various investment options which include stock equivalent units of the Company's Common Stock, which may be paid out in either cash or shares of the Company's Common Stock.

     1997 PAYMENTS UNDER PRIOR RETAINER FEE ARRANGEMENT. During 1997, each Outside Director received under the prior compensation plan a cash retainer fee of $32,000 and 300 restricted shares of the Company's Common Stock. The Outside Directors also received the attendance and committee chair and membership fees and reimbursement of their expenses for attending meetings of the board of directors, as described above.

     DISCONTINUED RETIREMENT PLAN. In 1996, the Board eliminated the Outside Directors' retirement plan, which provided retirement benefits based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. Annually, in satisfaction of residual obligations of the Company under the discontinued retirement plan, Ms. Eickhoff and Messrs. Andrews, Blumenthal, Weiss, and Wharton each receive 340 restricted shares of Common Stock. Such restricted shares may not be sold, transferred, assigned, pledged, or otherwise encumbered and are subject to forfeiture should the director cease to serve on the Board prior to the expiration of the restricted period that ends upon such director's normal retirement from the Board, unless such director is disabled, dies, or the Compensation and Benefits Committee of the Board, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

                            ------------------------

     The report of the Compensation and Benefits Committee and the performance graph that appear immediately below are not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

TENNECO INC. COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     The executive compensation philosophy, policies, plans, and programs of the Company are under the supervision of the Compensation and Benefits Committee (the "Committee"), which is composed of the directors named below, none of whom is an officer or employee of the Company. The Committee has furnished the following report on executive compensation:

  Compensation Philosophy

     The basic philosophy underlying Tenneco's executive compensation policies, plans, and programs is that executive and shareowner financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance.

     Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other executives named in this proxy statement ("Named Executives"), as well as other executives of the Company, has been structured to:

     -- Reinforce a results-oriented management culture with executive pay that varies according to overall corporate, division, and individual performance against aggressive goals.

     -- Focus on annual and long-term business results that lead to improvement in shareowner value.

     -- De-emphasize fixed compensation in the form of base salary and place greater emphasis on variable performance-based and long-term compensation.

     -- Provide incentives, in the form of substantial long-term reward potential, for high performing senior executives to remain employees of the Company.

     -- Align the interests of the Company's executives and shareowners by accelerating the acquisition and requiring the retention of Tenneco shares by senior executives.

     -- Provide plans that are simple and easy to describe and understand.

     Based on these objectives, the executive compensation program has been designed to generate compensation from several sources: salaries, annual cash incentive awards, stock ownership opportunities, and other benefits typically offered to executives by major corporations.

     The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels, for companies of comparable size, when financial and qualitative targets are met. Tenneco's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his/her potential total compensation is based on performance (both individual and corporate), and a lesser portion is comprised of salary, causing potentially greater variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being derived from compensation plans that result in stock ownership.

     In designing and administering the components of the executive compensation program, the Committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance, and determining actual incentive payments.

     Total executive compensation has two major components: annual cash compensation comprised primarily of salary and bonus; and long-term incentives comprised of performance shares, restricted stock and stock options. The following is a description of each of the components of the executive compensation program along with a discussion of the decisions and action taken by the Committee with regard to 1997 compensation; there also follows a discussion regarding the CEO's compensation.

  Annual Cash Compensation Program

     An executive's annual cash compensation consists of a base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan and bonuses under the Company's Executive Incentive Compensation Plan. Each year the Committee reviews with the CEO and the senior human resources executive of the Company an annual salary plan for the Company's executives and other key management personnel (excluding the CEO), following which the Committee approves that plan with changes that the Committee deems appropriate. The salary plan that is developed is based in part on competitive market data and on assessments of past and anticipated future performance. The Committee employs competitive market data for directional and guideline purposes in combination with corporate, divisional, and individual performance results. The competitive market data used by the Committee includes several of the companies comprising the Peer Group on the Performance Graph, which follows this report. However, their inclusion in this data is a function of their participation in the various nationally recognized compensation surveys in which the Company participates, rather than an alignment of companies in similar industry groups. Salary levels are structured within a range of reputable survey data for comparable companies without regard to the performance of the companies surveyed. The range is used to allow judgments as to the quality of Tenneco's performance and individual executive performance. The Committee also reviews, with the assistance of the senior human resources executive and an outside consultant, and sets the salary of the CEO based on similar information and criteria and the Committee's assessment of his past performance and its expectations as to his future contribution in leading the Company.

     Annual performance goals are established under the Executive Incentive Compensation Plan at the beginning of each year for purposes of determining incentive awards for that year. At the conclusion of each year, the Committee approves incentive award payments to executives based on the degree of achievement of the goals established at the beginning of that year and on judgments of individual performance. Using net income as a starting point, each division receives incentive compensation funds based on judgmental considerations including the degree of difficulty in meeting targets, contribution to overall corporate performance, working capital management, environmental and safety performance, quality initiatives, equal employment opportunities performance, and leadership. The Committee does not place a greater value on any particular one of these considerations; rather the performance against such goals is considered as part of the overall information considered by the Committee. The Committee makes individual awards based upon its evaluation of the individual's contribution to the overall performance results of his/her division.

     The CEO, the Named Executives, and other senior executives of the Company, its subsidiaries, and divisions may receive performance units under the 1996 Stock Ownership Plan. The performance units will permit these executives to earn cash bonuses based upon the attainment of specified goals relating to earnings per share from continuing operations or shareowner returns.

  Long-Term Incentives -- Stock Awards

     The Company's long-term stock incentive plan (1996 Stock Ownership Plan) is designed to align a significant portion of the executive compensation plan with shareowner interests. This plan permits the granting of a variety of long-term awards including stock options, restricted stock, and performance shares. Shares of stock are awarded based on an analysis of competitive levels of stock awards and an assessment of individual performance. As an individual's level of responsibility increases, a greater portion of variable performance related compensation will be in the form of stock. For example, at the senior officer level 50-55 percent of total compensation is in the form of stock options and performance shares, while at lower levels 25-30 percent of the total is in stock. In addition, the Company maintains requirements or guidelines for stock ownership, depending on an individual's organization level, for executives of the Company and its subsidiaries. The chairman and CEO is required to hold stock equal to seven times salary and other senior officers three to four times salary.

     In conjunction with Tenneco's restructuring in December 1996, the Company made a worldwide award of 100 stock options (or cash based option equivalents) to all employees who did not participate in the Executive Option Program. This special option award to approximately 44,000 employees was made in order for all Tenneco employees to be able to share in the success of the "new" Tenneco and to ensure that the interests of the entire Company were linked as closely as possible to the interests of our shareowners.

  Performance Considerations

     The Committee determined that the level of the Company's performance during 1997 represented significant achievements. Factors considered by the Committee included the following achievements and improvements:

FINANCIAL PERFORMANCE

     - Tenneco's earnings from continuing operations increased from $1.28 per diluted share in 1996 to $2.11 per diluted share in 1997, a 65 percent increase, while improving Economic Value Added (EVA(R)(1)) by over $150 million over 1996 levels.

     - Tenneco Automotive extended to 17 its record of consecutive quarter over quarter revenue increases. Tenneco's Specialty Packaging business recorded its thirteenth consecutive quarter over quarter of increasing revenues.

     - Tenneco Automotive's annual operating income increased by $94 million or 30 percent over 1996 levels before special charges of $64 million in the fourth quarter of 1996. Specialty Packaging's operating income increased by $65 million or 27 percent over the prior year. For both businesses, operating income represented a record for the specific quarter during each quarter of the year.

     - Tenneco's efforts to continuously improve through the identification and elimination of cost of quality throughout the organization reduced failure costs, such as rework, scrap, and defects, by $235 million, contributing $155 million to operating income or $0.54 to earnings per share.

     - Tenneco Packaging is ahead of schedule in its two-year $75 million Mill Cost Reduction program and has achieved $40 million of savings in 1997. Reductions in variable and fixed costs through process improvements and headcount reductions are generating annual, ongoing savings that are expected to total nearly $100 million upon completion.

     - Tenneco completed public offerings of $600 million of long-term debt. In combination with the recapitalization accomplished in late 1996, Tenneco has reduced its long-term interest

---------------

1) EVA(R) is after-tax operating profit minus the annual cost of capital. By increasing EVA(R), management believes it will build value for shareowners. EVA(R) is a registered trademark of Stern Stewart & Co.

       rates, significantly lowered its exposure to short-term interest rates, and lengthened its debt maturity profile through the year 2027.

     - Tenneco refinanced two paper mills for $875 million resulting in lower annual lease expense of about $15 million; more importantly, the new leases give Tenneco ownership of the mills for tax purposes and are expected to provide tax benefits which will have a cash flow benefit of $100 million over the first two years of the leases and of $250 million over the full five years of the leases. The transaction created a one time accounting benefit of $38 million in the first quarter.

STRATEGIC INITIATIVES

     - Tenneco continued the strategic redeployment and expansion of its asset base during 1997. These strategic redeployment initiatives continued Tenneco's efforts to reduce sensitivity to cyclicality of its businesses while expanding Tenneco's presence in higher growth/higher margin businesses and demonstrating Tenneco's commitment to follow the customer. These redeployment actions help position Tenneco to increase shareowner value:

      -- Tenneco Packaging acquired the protective and flexible packaging operations of NV Koninklijke KNP BT. Due to Tenneco Packaging's ability to secure exclusive negotiations with KNP, the acquisition was completed at 7 x EBIT (or 0.7 x revenue). This acquisition was at the right price, an excellent strategic fit, and immediately contributed to net income.

      -- Tenneco Automotive acquired the operations of MICHEL, a Polish-based manufacturer of replacement market exhaust systems for passenger cars, and Autocan, a Mexican catalytic converter and exhaust pipe manufacturer. Tenneco Automotive's global modular chassis alliance with ITT Automotive teamed with Benteler Automotive, one of the world's largest producers of chassis systems, to enhance its relationships with vehicle manufacturers on a worldwide basis. Tenneco Automotive also established a joint venture with Armstrong Holdings Limited, a subsidiary of Metair Investments Limited, to manufacture and market ride control products for automobiles and light commercial vehicles in South Africa.

     - Tenneco Automotive in 1997 made significant progress in transforming its worldwide organization from a product-based to a customer-focused structure. The restructuring of the North American aftermarket business unit was completed while the restructuring of European operations was accelerated. More than $80 million in annual savings is expected from the Automotive reorganization and rationalization.

ENVIRONMENTAL/HEALTH/SAFETY

     - Tenneco moved closer to world class levels in the areas of environment, health, and safety. Focusing on the welfare of Tenneco employees, overall company-wide injury rates were reduced by approximately 15 percent for the second consecutive year from an already low base...one of the lowest in its industries. Tenneco's emphasis on environmental stewardship reduced the total number of reportable releases/significant events by approximately 75% over the prior year. Specific accomplishments in the Health, Safety and Environmental area include:

      - OSHA VPP-STAR certification received at the Paragould, Cozad and Anderson facilities (Automotive) and 4(th) recertification at the Temple facility (Specialty Packaging).

      - One million workhours without a lost time accident achieved at four Automotive facilities. Two plants achieved one million hours, one plant two million hours and one plant three million hours at Specialty Packaging. Two plants achieved one million hours at Paperboard Packaging.

      - ISO 14000 certification received at six Automotive facilities and one Protective Packaging facility, all located in Europe.

      - 89 percent of all Tenneco facilities operated the entire calendar year of 1997 without a notice of an environmental violation, permit exceedence or reportable release.

INNOVATIONS & AWARDS

     - Tenneco in 1997 continued to demonstrate its ability to launch innovative value-added products, including Tenneco Automotive's all-new Quiet Flow(TM) premium muffler and Safe Tech SensaTrac(R) shock absorber lines. Tenneco Packaging has found wide acceptance for its MealMaster(TM) rigid container line while the new FastPak(TM) supermarket deli bag using OneZip(R) closure is resulting in the addition of capacity.

     - Tenneco was recognized by Industry Week magazine as one of the 100 best-managed companies in the world, and Tenneco Automotive's Paragould, Arkansas manufacturing facility was named one of the Ten Best Plants in America. This is the second consecutive year that Tenneco was selected by Industry Week for both of these prestigious awards. Tenneco Automotive operations were selected for two of five finalist nominations for the coveted 1996 PACE Awards for innovative manufacturing.

     Despite these many significant accomplishments set forth above, Tenneco's stock performance has been disappointing relative to the broader stock market in recent periods. The Committee believes that there are several reasons for this. The most significant event took place at the end of 1996 with the emergence of new Tenneco from a complex period of major restructuring, exiting four industrial segments in three years, and concentrating on global manufacturing components in automotive parts and packaging. The new identity, enhanced focus and considerable potential of the new Tenneco are not yet, in our opinion, fully understood and appreciated by the market. In other similar restructurings, there has been a lag before full market understanding of the new entity.

     The Committee believes that the restructuring changes implemented in 1996 and 1997 were sound and correct, enhancing future corporate growth. The Committee expects that in 1998 demonstrated earnings performance, no longer complicated by the past restructuring transactions, will overcome the uncertainties about Tenneco's markets, products, performance and potential.

CEO and Key Executive Compensation

     The Committee's assessment is that the Company, under the leadership of its CEO, and the initiatives and programs he put in place have produced significant improvements in Tenneco's overall performance including the factors set forth above, which were specifically considered by the Committee in formulating his compensation.

     In January 1997, the CEO received an award of restricted stock to reflect his significant contributions related to the planning and implementation of Tenneco's restructuring. Over the years preceding completion of the restructuring, Mr. Mead's contributions included his tenure as CEO and Chairman of Case Corporation, Chairman of Albright & Wilson, and his management of the Newport News Shipbuilding transition (Mr. Mead still serves as a director of that company at the request of its investors and lenders). Messrs. Tetzlaff, Dick and Blakely also received awards of restricted stock as well as special cash awards at the beginning of the year to reflect their significant contributions related to the successful completion of the restructurings. In January 1997, the CEO also received a grant of performance shares in amounts consistent with awards given to other senior executives and reflecting the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company. In May 1997, Mr. Mead was awarded options to purchase 107,000 shares of common stock in Tenneco, representing the final one-third of a three year award.

     In December 1997, Mr. Mead elected to receive options to purchase shares of the Company's Common Stock in lieu of a cash bonus for 1997, and accordingly options for 85,000 shares were granted to Mr. Mead. The Committee included a premium in this option award that reflects the Committee's determination of the risk associated with this type of award in lieu of a cash bonus award. Tenneco shares will have to appreciate by at least 20% for Mr. Mead to realize the original cash value of this award. Average bonuses for Tenneco officers were below target levels in 1997.

     Effective January 1, 1998, Mr. Mead's base salary was increased from $970,000 to $980,000. The amount of his increase was consistent with the salary increases for other senior corporate executives in the Company but was below the average merit increase budget for other executives and managers, both in the market and at Tenneco. The amount of Mr. Mead's increase was based on the Company's belief that CEO compensation should primarily consist of performance-based incentives.

  $1 Million Tax Limitation

     The Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or a Named Executive who is employed on the last day of the year; provided, however, "performance-based compensation" is excluded from this $1 million limitation.

     The 1996 Stock Ownership Plan incorporates the applicable requirements for "performance-based compensation" with respect to certain types of awards.

       Compensation and Benefits Committee

            Clifton R. Wharton, Jr.--Chairman
            Mark Andrews
            Belton K. Johnson
            Sir David Plastow

PERFORMANCE GRAPH

     The following performance graph compares the Cumulative Total Return (as defined below for the following graph) on a $100 investment on December 31, 1992, in shares of common stock of Old Tenneco with (i) the Standard & Poor's 500 Stock Index and (ii) an industry peer group that includes representative companies from the industries in which the Company's automotive and packaging divisions compete.

           Measurement Period
          (Fiscal Year Covered)              Tenneco Inc.        S&P 500          Peer Group
12/1992                                                 100               100               100
12/1993                                              135.05            110.08            114.87
12/1994                                              112.83            111.53            111.68
12/1995                                              136.39            153.45            127.42
12/1996                                              149.71            188.68            156.52
12/1997                                              134.73            251.62            180.84

   BASE-DECEMBER 31, 1992=100
------------
NOTES:

1. "Cumulative Total Return" of Old Tenneco is based on share price appreciation plus dividends for the five years from December 31, 1992, through December 31, 1997 (assuming the reinvestment of dividends over such period and the reinvestment of the value of the Newport News Shipbuilding Inc. and El Paso shares received as part of the 1996 reorganization, into shares of the Company's Common Stock).

2. The Peer Group, constructed by the Company and comprised of the following companies (which are competitors of the Company's automotive and packaging divisions), is based on market capitalization weighted Cumulative Total Return of the companies comprising the Automotive Parts Portfolio and the Packaging/Forest & Paper Products Portfolio, respectively.

                                             (Notes continued on following page)

Each portfolio is then weighted to reflect Tenneco's revenues within such industry for each year.

   Automotive Parts Portfolio: Allied Signal Inc., Arvin Industries, Inc., Cooper Industries, Inc., Dana Corporation, Echlin Inc., ITT Industries,
   Inc., Magna International Inc., and TRW Inc.; and Packaging/Forest & Paper Products Portfolio: AEP Industries Inc., Bemis Company, Inc., First Brands Corporation, Great Pacific Enterprises Inc., Georgia-Pacific Corporation, International Paper Company, Fort James Corp., Jefferson Smurfit Corporation, Sonoco Products Company, Stone Container Corporation, The Carlisle Companies Inc., and Temple-Inland Inc.

3. The stock performance shown on this graph is not necessarily indicative of future performance of the Company's Common Stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has an agreement with Mr. Mead for his employment with the Company providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also, the Company has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000. In the event of Mr. Mead's death prior to retirement, all restrictions remaining on any outstanding awards under the Company's Stock Ownership Plan will lapse, and the shares will be distributed to his estate or his beneficiary, as so designated.

     The Company has an agreement with Mr. Dick for his employment with the Company providing for the payment to Mr. Dick of a salary of not less than $325,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also, the Company has agreed that in the event Mr. Dick's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Dick an amount equal to his annual salary.

     The Company has an agreement with Mr. Stecko for his employment with Tenneco Packaging Inc. providing for the payment to Mr. Stecko of a salary of not less than $320,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also, the Company has agreed that, in the event Mr. Stecko's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Stecko an amount equal to three times his base salary and will purchase his home in accordance with the Company's home purchase program. In the event Mr. Stecko's employment is terminated within three years of the date of a change in control of Tenneco Packaging Inc., the Company will pay Mr. Stecko an amount equal to three times his base salary.

     The Company has established a Benefits Protection Program (the "Program") to enable the Company to continue to attract, retain, and motivate highly qualified officers and employees by eliminating (to the maximum practicable extent) any concern on the part of such individuals that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of the Company (as such term is defined in the Program). The Program is designed to achieve this purpose through (i) the establishment of a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following such Change-in-Control and (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain plans. Under the Program, Messrs. Mead, Stecko, Tetzlaff, Dick, and Blakely would have become entitled to receive payments from the Company in the amount of $4,611,000; $2,859,000; $2,499,000; $2,349,000, and $2,214,000, respectively, had their position been terminated on December 31, 1997, and, in addition, restricted shares held in the name of such individuals would have automatically reverted to the Company, and the Company would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. The performance share equivalent units would also have been fully vested and paid.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During fiscal year 1997, certain executive officers of the Company were indebted to the Company. Such indebtedness was incurred in connection with relocation of such persons and all amounts outstanding are secured by a subordinated mortgage note, which accrues interest at the rate of 3% per year on the unpaid balance and matures at the earlier of the individual's termination of employment or the year 2026. Principal is payable in full at maturity and the payment of interest has been deferred for 1997. The Company has provided low interest loans in the past in connection with executive relocations. The following sets forth the approximate aggregate amount outstanding as of December 31, 1997 (and is the largest aggregate amount outstanding during 1997); Dana G. Mead, $412,659; John Castellani, $401,450; Stacy S. Dick, $420,044; Robert T. Blakely, $418,626; Barry R. Schuman, $425,352; and Karl A. Stewart, $425,582.

     During fiscal year 1997, the Company and its subsidiaries paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $25,000 for financial consulting services; and paid the law firm of Jenner & Block, of which Theodore R. Tetzlaff, General Counsel of the Company, is a partner, approximately $13.7 million for legal services (pursuant to an agreement with the Company, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of the Company and will not receive from Jenner & Block any part of the fees paid by the Company to that firm during such period he serves as General Counsel). Such payments were for transactions in the ordinary course of business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Andrews, Brady, Johnson, Plastow, and Wharton are members of the Compensation and Benefits Committee of the Board of Directors (the "Committee"). All five members of the Committee are Outside Directors, none of whom has any direct or indirect material interest in or relationship with the Company or any of its subsidiaries, other than stock ownership, as discussed above, and as relates to his position as a Director. During 1997, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the Board of Directors of the Company or on the Committee.

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

          THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL.

     Financial statements of the Company and its consolidated subsidiaries are included in the Company's Annual Report furnished to all shareowners. Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ending December 31, 1998, and has determined that it would be desirable to request that the shareowners approve the appointment. The vote of a majority of the shares, present in person or by proxy, constituting a quorum at the meeting is required to approve the appointment. If the shareowners should not approve the appointment, the Audit Committee and the Board would reconsider the appointment. Arthur Andersen LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

                              SHAREOWNER PROPOSAL
                                    (ITEM 3)

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREOWNER PROPOSAL.

     The Company has been informed that J. F. Quilter, Trustee, 500 Westridge Dr., Portola Valley, CA 94028-7721, the holder of 1,550 shares of Common Stock, intends to submit a proposal for action at the Annual Meeting of Shareowners.

     The vote of a majority of the shares, present in person or by proxy, constituting a quorum at the meeting is required to approve the shareowner proposal. The Board of Directors is opposed to this proposal.

SHAREOWNER PROPOSAL.

     "WHEREAS, the usual practice for annual stockholder meetings is to include a statement to the effect that 'if no direction is made the proxy will be voted for the nominations made and positions held by the management'.

     "This clouds the voting results as to votes for directors and auditors, does not reflect the desires of voting stockholders and skews the voting results. In a political election it would be tantamount to counting votes of those who do not vote or abstain as being in favor of the incumbent.

     "THEREFORE it is resolved that the shareholders recommend that the Board of Directors take the necessary steps to cause proxy balloting on items contained in the notice of the annual shareholders meeting to be tabulated as in favor, opposed and returned unmarked ballots with the decision being determined by the count of in favor and opposed."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREOWNER PROPOSAL.

     The Board of Directors believes that the proposal is not in the best interests of the Company and its Shareowners and, accordingly, recommends that Shareowners vote AGAINST the proposal.

     Historically the Company's proxy statements and proxy cards have provided Shareowners with the ability to provide a proxy in accordance with the applicable laws of the State of Delaware and the federal proxy rules. Shareowners are not required to mark proxies for a matter described in the Company's proxy statements in order to have their proxies counted in voting in connection with such matter, so long as their proxies are properly signed. For more than fifty years, the federal proxy rules promulgated by the Securities and Exchange Commission (the "SEC") have explicitly recognized and permitted this practice, and the Company follows the format permitted by the SEC. Accordingly, each of the Company's proxy cards indicates in bold-face that:

     "THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3."

This procedure is described in a number of places in the proxy card. In his proposal, the proponent states that the procedure "does not reflect the desires of the voting stockholders and skews the voting results." Your Board disagrees with this statement and believes that Shareowners are aware of the effect of their actions. The Board of Directors has confidence that when Shareowners sign and return their proxy cards they intend for their votes to be cast in the manner set forth on their proxy card, irrespective of whether the vote was directed by marking a box, or by leaving a box unmarked thereby directing the proxy to vote in accordance with management's recommendation - as is clearly set forth on the proxy card. In short, your Board believes that this custom is a procedure consistently adhered to by substantially all other public companies, that it reflects the desires of the voting Shareowners, and that it correctly reflects the voting results.

     The Board is not aware of any valid reason to adopt the procedure outlined in the shareowner proposal and believes that Shareowners fully understand the voting process as it now exists.

     The Board of Directors urges a vote AGAINST the shareowner proposal (Item
3).

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote all proxies (unless otherwise directed by Shareowners) in accordance with their judgment on such matters.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTE

     The Company's By-Laws require a majority of the shares authorized to vote at the Annual Meeting of Shareowners be present, in person or by proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the Shareowners and shares for which voting power has been withheld, such as broker non-votes, constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting is the same as the number of shares present for action on a particular proposal.

                       SOLICITATION OF PROXIES AND VOTING

     A Proxy may be revoked by notice in writing to the Secretary at any time prior to the exercise thereof.

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy, or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees, and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $25,000.

                       SUBMISSION OF SHAREOWNER PROPOSALS

     Any proposal to be presented by a shareowner at the Company's 1999 Annual Meeting of Shareowners must be received by the Company by December 2, 1998, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

                                                      KARL A. STEWART
                                               Vice President and Secretary

                            ------------------------

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., 1275 KING STREET, GREENWICH, CONNECTICUT 06831-2946.

                                           NOTICE OF ANNUAL
                                           MEETING AND
                                           PROXY STATEMENT

                                           -------------------------------------

                                           ANNUAL MEETING
                                           OF SHAREOWNERS
                                           MAY 12, 1998

                                           TENNECO INC
                                           1275 KING STREET, GREENWICH,
                                           CONNECTICUT 06831-2946

                                                       TENNECO LOGO

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                    [TENNECO LOGO]

                                                                   April 1, 1998

Dear Benefit Plan Participant:

     The Annual Meeting of Shareowners of Tenneco Inc. is scheduled to be held in Greenwich, Connecticut, at 10:30 a.m., on Tuesday, May 12, 1998. A copy of the Notice and Proxy Statement, which is being sent to all registered shareowners in connection with the Annual Meeting is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for Directors named in the Proxy Statement, FOR the approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1998, AGAINST the shareowner proposal, and as recommended by Management on all other matters to be considered at the Annual Meeting.

     If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

     Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

                                                    YOUR BENEFITS COMMITTEE

                                                          [TENNECO LOGO]
                                 TENNECO INC


                  ANNUAL MEETING OF SHAREOWNERS MAY 12, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint D.G. MEAD, W.L. WEISS, and K.A.
P STEWART, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed,
R in accordance with the Board of Directors' recommendations, all shares of Tenneco Inc. held of record by the undersigned at the close of business on
O March 20, 1998, and entitled to vote at the Annual Meeting of Shareowners of Tenneco Inc. to be held at 10:30 a.m., May 12, 1998, at the Corporate
X Headquarters of Tenneco Inc., 1275 King Street, Greenwich, Connecticut, or at any adjournment thereof, and to vote, in their discretion, upon such
Y   other matters as may properly come before the Annual Meeting.

     Election of Directors-Nominees:
         Larry D. Brady
         M. Kathryn Eickhoff
         Dana G. Mead
         Roger B. Porter

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                    [  0410

[X]   Please mark your
      votes as in this
      example.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

------------------------------------------------------------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                                   THE SHAREOWNER PROPOSAL (ITEM 3)
------------------------------------------------------------------------------------------------------------------------------------
                FOR        WITHHELD                       FOR   AGAINST   ABSTAIN                         FOR  AGAINST ABSTAIN
1. Election of [   ]       [    ]       2. Approval of    [   ]   [  ]     [   ]   3. Shareowner Proposal [  ]   [  ]   [  ]
   Directors                               Independent                                Approval of
   (see reverse)                           Accountants                                Proposal Concerning
   For, except vote withheld from the      for year 1998                              Voting of Proxies
   following nominee(s):                                                           -------------------------------------------
                                                                                   4. In the discretion of the Proxies named
--------------------------------------------                                          herein, the Proxies are authorized to
                                                                                      vote upon other matters as may properly
                                                                                      come before the meeting.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      The signer hereby revokes all proxies
                                                                                      heretofore given by the signer to vote
                                                                                      at said meeting or any adjournments
                                                                                      thereof.

                                                                                      NOTE:  Please sign exactly as name
                                                                                             appears hereon.  Joint owners
                                                                                             should each sign.  When signing
                                                                                             as attorney, executor,
                                                                                             administrator, trustee, or
                                                                                             guardian, please give full title
                                                                                             as such.
                                                                                      ----------------------------------------

                                                                                      ----------------------------------------
                                                                                      SIGNATURE                    DATE